EXHIBIT 99.1

City National Corporation Reports Record Net Income of $68.5 Million in Second-Quarter 2015

Total assets reach $33.8 billion

Loans increase $1 billion in the quarter to a new record of $21.9 billion; total balances grow 19 percent from a year-ago, with commercial loans up 21 percent

Deposits up 11 percent to all-time high of $29.5 billion

LOS ANGELES, July 23, 2015 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today reported second-quarter 2015 net income of $68.5 million, up 5 percent from $65.5 million in the year-ago period. Earnings per share were $1.13, compared with $1.09 per share in the second quarter of 2014.

City National's net income in the first half of this year totaled $130.1 million, up 9 percent from $119.3 million in the first half of 2014. Earnings per share were $2.14, up 8 percent from $1.98 in the first half of last year.

City National also announced today that its Board of Directors has maintained and approved a quarterly common stock cash dividend of $0.35 per share, payable on August 19, 2015 to stockholders of record on August 5, 2015.

SECOND-QUARTER 2015 HIGHLIGHTS

  Period-end loan balances, excluding those covered by City National's acquisition-related loss-sharing agreements with the Federal Deposit Insurance Corporation (FDIC), grew to a new record of $21.9 billion at June 30, 2015, up 19 percent from the year-ago period and up $1.0 billion, or 5 percent, from the first quarter of this year. Average second-quarter loan and lease balances grew to $21.3 billion, up 18 percent from the second quarter of last year.

  Second-quarter deposit balances averaged $28.6 billion, up 10 percent from the second quarter of 2014. Average core deposits, which equal 98 percent of total balances, were up 10 percent from the second quarter of last year. Period-end deposit balances totaled $29.5 billion at June 30, 2015.

  Trust and investment fee income grew to $58.5 million, up 7 percent from the second quarter of 2014. City National's assets under management totaled $47.7 billion, up 1 percent from the second quarter of 2014.

  Excluding FDIC-covered loans, second-quarter 2015 results included a $10.0 million provision for loan and lease losses, which was driven predominantly by loan growth. The company recorded a $1.0 million reversal of allowance for loan and lease losses, excluding FDIC-covered loans, in the second quarter of 2014. City National remains appropriately reserved at 1.45 percent of total loans, excluding FDIC-covered loans, at June 30, 2015.

  On May 27, 2015, City National shareholders overwhelmingly voted in favor of the merger agreement with Royal Bank of Canada (RBC) at a special meeting of stockholders held in Los Angeles. City National announced plans to merge with RBC on January 22, 2015.

"The very positive momentum and growth of City National continued with another very strong quarter of solid performance across our organization, marking 22 consecutive years of profit in every quarter," said Chairman and CEO Russell Goldsmith. "Loans and deposits grew at double-digit rates and reached all-time highs. In the second quarter alone, we added $1 billion in net new loans spread across the portfolio. The company continued to deliver solid net income growth even while investing in more people, products, technology and our pending merger. We added to our team of wealth advisors in New York, for example, and further strengthened our Northern California presence by opening a new commercial loan production office in Sacramento.

"City National also made good progress toward the completion of its merger with Royal Bank of Canada, which we expect to close later this year. It was particularly gratifying that 99.6 percent of the votes cast by City National shareholders were in favor of the merger, and that the merger has been endorsed by key community development organizations in the communities we serve. This compelling combination will create significant opportunities and enhanced capabilities for our clients, colleagues and local communities."

	For the three months ended			For the three
Dollars in millions,	June 30,		%	months ended	%
except per share data (1)	2015	2014	Change	March 31, 2015	Change
Earnings Per Common Share	$ 1.13	$ 1.09	4	$ 1.01	12
Net Income Attributable to City National Corporation	68.5	65.5	5	61.6	11
Net Income Available to Common Shareholders	64.4	61.4	5	57.5	12

Average Assets	$ 32,880.5	$ 29,965.9	10	$ 32,259.6	2
Return on Average Assets	0.84%	0.88%	(5)	0.77%	9
Return on Average Common Equity	9.27%	9.65%	(4)	8.60%	8
Return on Average Tangible Common Equity (2)	12.33%	13.36%	(8)	11.58%	6

(1) City National adopted a new accounting standard for low-income housing tax credits on January 1, 2015. Certain prior period information has been revised to reflect the new standard.
(2) Return on average tangible common equity is a non-GAAP measure. Refer to the supplementary attachment "Non-GAAP Financial Measures" for further discussion.

ASSETS

Total assets at June 30, 2015 grew to $33.8 billion, up 10 percent from the second quarter of 2014 and 3 percent higher than in the first quarter of 2015. The increases largely reflect higher loan balances.

NET INTEREST INCOME

Fully taxable-equivalent net interest income was $245.8 million in the second quarter of 2015, up 9 percent from the same period of 2014 and the first quarter of this year. Fully taxable-equivalent net interest income for the first half of 2015 was $470.6 million, up 9 percent from the year-ago period.

Deposits

Second-quarter deposit balances averaged $28.6 billion, up 10 percent from the year-ago period and 3 percent higher than in the first quarter of 2015. Average deposits for the first half of 2015 totaled $28.2 billion, up 10 percent from the first half of 2014. Period-end deposits totaled $29.5 billion, up 11 percent from June 30, 2014 and up 3 percent from March 31, 2015.

Second-quarter 2015 average noninterest-bearing deposits were up 17 percent from the same period of 2014 and 5 percent higher than in the first quarter of 2015. Average noninterest-bearing deposit balances in the first half of 2015 were up 16 percent from the same period last year.

Treasury Services deposit balances, which consist primarily of title, escrow and property management deposits, averaged $3.2 billion in the second quarter of 2015, up 13 percent from the same period of last year and up 7 percent from the first quarter of 2015. For the first six months of 2015, Treasury Services deposit balances averaged $3.1 billion, up 13 percent from the first half of 2014. The increases were due primarily to mortgage transaction activity, higher home purchase prices, an increase in 1031 Exchange transactions and the acquisition of new client relationships.

Loans

Second-quarter average loan balances, excluding FDIC-covered loans, were $21.3 billion, up 18 percent from the second quarter of 2014 and 4 percent higher than in the first quarter of 2015. For the first six months of 2015, City National's average loans, excluding FDIC-covered loans, were $20.8 billion, up 18 percent from the year-ago period. Period-end loan balances grew to a new record of $21.9 billion, up 19 percent from June 30, 2014 and up 5 percent from March 31, 2015.

Second-quarter average commercial loans were up 20 percent from the same period in 2014 and 4 percent higher than in the first quarter of 2015.

Average balances for commercial real estate mortgages were up 13 percent from the second quarter of 2014, and they increased 5 percent from the first quarter of 2015. Average balances for commercial real estate construction loans were up 98 percent from the second quarter of 2014 and 11 percent higher than in the first quarter of 2015.

Average balances for single-family residential mortgage loans were up 14 percent from the year-ago period and 4 percent higher than in the first quarter of 2015. The increase from the year-ago period largely reflects increased refinance and home-purchase activity.

Securities

Average securities for the second quarter of 2015 totaled $8.5 billion, down 2 percent from the second quarter of 2014 and down 7 percent from the first quarter of 2015. Total available-for-sale securities amounted to $4.9 billion at June 30, 2015, down from $5.3 billion at the end of the second quarter of 2014 and $5.2 billion at March 31, 2015.

The average duration of available-for-sale securities at June 30, 2015 was 1.9 years, compared to 2.2 years at June 30, 2014 and 1.8 years at March 31, 2015. The decrease from the year-ago period reflects a rotation from longer-duration to shorter-duration securities in the available-for-sale portfolio.

Net Interest Margin

City National's net interest margin in the second quarter of 2015 averaged 3.16 percent, compared with 2.99 percent in the first quarter of 2015.  The increase was due primarily to a large interest recovery on a legacy loan, as well as higher income on covered loans that were paid off or fully charged off in the second quarter. For the first six months of 2015, City National's net interest margin averaged 3.08 percent, down from 3.12 percent in the previous year.

Second-quarter net interest income included $16.2 million from FDIC-covered loans that were repaid or charged off during the quarter. This compares with $18.7 million in the second quarter of 2014 and $8.4 million in the first quarter of 2015.

At June 30, 2015, City National's prime lending rate was 3.25 percent, unchanged from both June 30, 2014 and March 31, 2015.

	For the three months ended			For the three
	June 30,		%	months ended	%
Dollars in millions	2015	2014	Change	March 31, 2015	Change
Average Loans and Leases, excluding Covered Loans	$ 21,281.5	$ 17,959.2	18	$ 20,404.7	4
Average Covered Loans	455.4	643.7	(29)	492.4	(8)
Average Total Securities	8,480.3	8,668.0	(2)	9,091.5	(7)
Average Earning Assets	31,156.1	28,276.4	10	30,522.3	2
Average Deposits	28,623.3	25,912.1	10	27,808.4	3
Average Core Deposits	28,107.5	25,460.9	10	27,289.3	3
Fully Taxable-Equivalent Net Interest Income	245.8	226.1	9	224.8	9
Net Interest Margin	3.16%	3.21%	(2)	2.99%	6

COVERED ASSETS

Loans and other real-estate-owned (OREO) assets acquired in City National's FDIC‑assisted bank acquisitions totaled $437.3 million at the end of the second quarter of 2015, compared to $614.6 million at June 30, 2014 and $482.0 million at March 31, 2015.

In the second quarter of 2015, City National recorded a $4.2 million net impairment charge to reflect results of the quarterly update of cash-flow projections for the FDIC-covered loans. In the first quarter of 2015, the company recorded a $2.7 million net impairment. The second-quarter charge reflects a $1.1 million provision for losses on covered loans. In addition to the net impairment charge for the second quarter of 2015, the company recognized $8.7 million of other covered assets income, resulting in total net income of $4.5 million. This compares to total net expense of $1.3 million in the first quarter of this year.

City National updates cash-flow projections for covered loans on a quarterly basis. Due to the uncertainty in the future performance of the covered loans, additional impairments may be recognized in the future.

OREO assets acquired by City National in its FDIC-assisted bank acquisitions and subject to loss-sharing agreements totaled $11.3 million at June 30, 2015, compared to $17.9 million at the end of the second quarter of 2014 and $11.6 million at March 31, 2015.

NONINTEREST INCOME

Noninterest income was $112.9 million in the second quarter of 2015, up 12 percent from the second quarter of 2014 and 2 percent higher than in the first quarter of 2015. City National's noninterest income for the first half of 2015 was up 11 percent from the same period of 2014.

The increase in noninterest income from the second quarter of last year was due largely to lower FDIC loss-sharing expense and higher trust and investment fee income, which were offset in part by a lower net gain on the disposal of assets.  Results for the second quarter of 2015 also reflect a $1.7 million net securities gain, compared with a $5.1 million net gain in the second quarter of 2014 and a $3.3 million net gain in the first quarter of this year.

In the second quarter of 2015, noninterest income accounted for 32 percent of City National's total revenue, compared to 32 percent in the second quarter of 2014 and 34 percent in the first quarter of 2015.

Wealth Management

City National's assets under management or administration totaled $61.1 billion as of June 30, 2015, down 7 percent from the same period of 2014 and 1 percent lower than in the first quarter of this year. The decrease from the year-ago period reflects the sale of City National's retirement services recordkeeping business to OneAmerica® Retirement Services LLC, which closed on September 1, 2014.

Assets under management totaled $47.7 billion as of June 30, 2015, up 1 percent from June 30, 2014 but down 1 percent from March 31, 2015.

Trust and investment fees were $58.5 million in the second quarter of 2015, up 7 percent from the second quarter of 2014 and 5 percent higher than in the first quarter of 2015. First-half 2015 trust and investment fee income was up 6 percent from the same period last year. The increases were due largely to asset inflows and market appreciation.

Second-quarter 2015 brokerage and mutual fund fees totaled $11.4 million, down 20 percent from the year-earlier period but up 8 percent from the first quarter of 2015.  Second-quarter 2014 brokerage and mutual fund fees included the recognition of $3.8 million in performance fee income related to the merger of two mutual funds. Brokerage and mutual fund fee income was $22.0 million in the first six months of this year, down 9 percent from the first half of 2014.

	At or for the			At or for the
	three months ended			three months
	June 30,		%	ended	%
Dollars in millions	2015	2014	Change	March 31, 2015	Change
Trust and Investment Fee Revenue	$ 58.5	$ 54.6	7	$ 55.5	5
Brokerage and Mutual Fund Fees	11.4	14.2	(20)	10.6	8
Assets Under Management (1)	47,748.5	47,123.7	1	48,446.1	(1)
Assets Under Management or Administration (1)	61,083.4	65,780.0	(7)	61,950.5	(1)

(1) Excludes $32.8 billion, $31.5 billion and $27.8 billion of assets under management for asset managers in which City National held a noncontrolling ownership interest as of June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

Other Noninterest Income

Second-quarter income from cash management and deposit transaction fees was $12.9 million, up 6 percent from the second quarter of 2014 and up 2 percent from the first quarter of 2015. For the first six months of 2015, cash management and deposit transaction fee income was $25.5 million, up 6 percent from the first half of 2014. The year-over-year increases were due largely to increased client activity.

Fee income from foreign exchange services and letters of credit totaled $11.8 million in the second quarter of 2015, up 3 percent from the second quarter of 2014 and 10 percent higher than the first quarter of 2015. The increase from the first quarter was due primarily to increased client activity and the addition of new clients. First-half 2015 foreign exchange services and letters of credit fee income totaled $22.4 million, up 3 percent from the same period last year.

Other income was $26.0 million in the second quarter of 2015, up 25 percent from the second quarter of 2014 and 4 percent higher than the first quarter of 2015.  The increase from the year-ago period was due primarily to increased income from client swap transactions, as well as higher credit card and interchange fees. Other income in the first half of this year was $50.9 million, up 32 percent from the year-ago period.

NONINTEREST EXPENSE

City National's second-quarter 2015 noninterest expense amounted to $231.7 million, up 5 percent from the second quarter of 2014 but down 1 percent from the first quarter of 2015. Noninterest expense for the first six months of 2015 amounted to $466.1 million, up 8 percent from the first half of last year. The increases from the year-ago periods largely reflect higher compensation costs and FDIC assessments, as well as an increase in depreciation and amortization expense related to fixed assets and software. Second-quarter 2015 results also included $2.2 million in transaction costs related to the RBC merger, compared to $3.2 million in the first quarter of this year.

CREDIT QUALITY

The following credit quality information excludes loans subject to loss-sharing agreements involving City National's FDIC-assisted transactions:

Net charge-offs in the second quarter of 2015 totaled $0.6 million, or 0.01 percent of total loans and leases on an annualized basis. The company realized net charge-offs of $3.6 million, or 0.08 percent, in the second quarter of 2014 and net charge-offs of $0.4 million, or 0.01 percent, in the first quarter of 2015. Net charge-offs for the first half of 2015 were $1.0 million, or 0.01 percent of total loans and leases. This compares with net recoveries of $0.5 million, or 0.01 percent, in the first half of last year.

At June 30, 2015, nonperforming assets amounted to $35.0 million, or 0.16 percent of the company's total loans and leases and OREO, compared to $69.1 million, or 0.37 percent, at June 30, 2014 and $39.3 million, or 0.19 percent, at March 31, 2015.

Nonaccrual loans at June 30, 2015 were $29.0 million, compared to $64.8 million at June 30, 2014 and $33.4 million at March 31, 2015. Classified ratios remain at low levels, and overall credit trends remain favorable.

	As of		As of		As of
	June 30, 2015		March 31, 2015		June 30, 2014
Period-end Loans (in millions)	Total	Nonaccrual	Total	Nonaccrual	Total	Nonaccrual
Commercial	$ 10,723.2	$ 8.3	$ 10,101.2	$ 8.2	$ 8,837.6	$ 27.5
Commercial Real Estate Mortgages	3,850.9	2.7	3,737.1	2.9	3,464.9	9.2
Residential Mortgages	5,490.4	11.1	5,300.0	12.1	4,814.4	9.0
Real Estate Construction	877.8	3.5	794.3	6.6	457.6	12.9
Home Equity Loans and Lines of Credit	787.4	3.4	791.7	3.5	716.8	6.1
Other Loans	199.6	0.0	186.1	0.1	183.5	0.1
Total Loans (1)	$ 21,929.3	$ 29.0	$ 20,910.4	$ 33.4	$ 18,474.8	$ 64.8

Other Real Estate Owned (1)		6.0		5.9		4.3
Total Nonperforming Assets, excluding Covered Assets		$ 35.0		$ 39.3		$ 69.1

(1) Excludes covered loans, net of allowance, of $426.0 million, $470.5 million and $596.7 million at June 30, 2015, March 31, 2015 and June 30, 2014, respectively, and covered other real estate owned of $11.3 million, $11.6 million and $17.9 million at June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

City National recorded a $10.0 million provision for loan and lease losses in the second quarter of 2015, driven predominantly by loan growth. The company recorded a $1.0 million reserve release in the second quarter of 2014 and no provision or reserve release in the first quarter of this year.

At June 30, 2015, City National's allowance for loan and lease losses totaled $316.9 million, or 1.45 percent of total loans and leases. That compares with $311.3 million, or 1.68 percent, at June 30, 2014 and $308.9 million, or 1.48 percent, at the end of the first quarter of 2015. The company also maintained an additional $30.0 million in reserves for off-balance-sheet credit commitments at June 30, 2015.

INCOME TAXES

City National's effective tax rate for the second quarter of 2015 was 35.3 percent, compared to 34.7 percent in the year-earlier period and 33.0 percent in the first quarter of 2015. For the first half of 2015, City National's effective tax rate was 34.2 percent, compared to 35.4 percent in the prior-year period.

CAPITAL LEVELS

City National remains well-capitalized. Under Basel III capital rules, which became effective for the company on January 1, 2015, City National's common equity Tier 1 ratio was 8.9 percent at June 30, 2015, compared to 8.7 percent at March 31, 2015.  The company's Tier 1 common shareholders' equity ratio under Basel I was 8.8 percent at June 30, 2014.1

City National's Basel III total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2015 were 11.9 percent and 9.9 percent, respectively. The company's Tier 1 leverage ratio at June 30, 2015 was 7.8 percent.

Basel I total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios at June 30, 2014 were 12.8 percent, 10.0 percent and 7.4 percent, respectively.

City National's period-end ratio of equity to total assets at June 30, 2015 was 9.1 percent, compared to 9.2 percent at June 30, 2014 and 9.2 percent at March 31, 2015.

ABOUT CITY NATIONAL

City National Corporation has $33.8 billion in assets. The company's wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 75 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. City National and its investment affiliates manage or administer $61.1 billion in client investment assets, including $47.7 billion under direct management.

On January 22, 2015, City National announced plans to merge with Royal Bank of Canada. The transaction is expected to close later this year, pending regulatory approval and other customary closing conditions.

For more information about City National, visit the company's Website at cnb.com.

SAFE-HARBOR LANGUAGE

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

A number of factors, many of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include: (1) the possibility that the Merger does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or that we experience difficulties in employee retention as a result of the announcement and pendency of the proposed Merger; or that clients, distributors, suppliers and competitors seek to change their existing business relationships with us as a result of the announcement of the proposed Merger, any of which may have a negative impact on our business or operations; (2) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on the Company and its clients, including changes in consumer spending, borrowing and savings habits; (3) the impact on financial markets and the economy of the level of U.S. and European debt; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; (5) limited economic growth and elevated levels of unemployment; (6) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations to be promulgated by supervisory and oversight agencies implementing the new legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the Company is uncertain; (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (8) the impact of cyber security attacks or other disruptions to the Company's information systems and any resulting compromise of data or disruption in service; (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense; (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC; (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (12) the Company's ability to attract new employees and retain and motivate existing employees; (13) increased competition in the Company's markets and our ability to increase market share and control expenses; (14) changes in the financial performance and/or condition of the Company's clients, or changes in the performance or creditworthiness of our clients' suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults and could negatively affect our clients' ability to meet certain credit obligations; (15) a substantial and permanent loss of either client accounts and/or assets under management at the Company's investment advisory affiliates or its wealth management division; (16) soundness of other financial institutions which could adversely affect the Company; (17) protracted labor disputes in the Company's markets; (18) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral; (19) the effect of acquisitions and integration of acquired businesses and de novo branching efforts; (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and (21) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2014.

1 Prior to Basel III becoming effective on January 1, 2015, Tier 1 common equity under Basel I was a non-GAAP measure. Refer to the supplementary attachment "Non-GAAP Financial Measures" for further discussion.

Note: City National adopted a new accounting standard for low-income housing tax credits. Certain prior period information has been revised to reflect the new standard.

CITY NATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(unaudited)

(a)    Return on average tangible common equity ratio (annualized)

Return on average tangible common equity is a non-GAAP financial measure that represents the return on average common equity excluding goodwill and other intangible assets and their related amortization expense. Management reviews this measure in evaluating the company's performance and believes that investors may find it useful to evaluate the return on average common equity without the impact of goodwill and other intangible assets. A reconciliation of the GAAP to non-GAAP measure is set forth below:

	2015		2014
	Second	First	Second
(Dollars in thousands)	Quarter	Quarter	Quarter
Net income available to common shareholders	$ 64,405	$ 57,472	$ 61,367
Add: Amortization of intangibles, net of tax	713	801	846
Tangible net income available to common shareholders (A)	$ 65,118	$ 58,273	$ 62,213

Average common equity	$ 2,787,105	$ 2,711,589	$ 2,549,506
Less: Goodwill and other intangibles	(669,054)	(670,052)	(681,092)
Average tangible common equity (B)	$ 2,118,051	$ 2,041,537	$ 1,868,414

Return on average tangible common equity (A)/(B)	12.33%	11.58%	13.36%

(b)    Tier 1 common equity to risk-weighted assets

Tier 1 common equity to risk-weighted assets ratio, also known as Tier 1 common ratio, was calculated by dividing (a) Tier 1 capital less non-common components including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets. Tier 1 capital and risk-weighted assets were calculated in accordance with applicable bank regulatory guidelines under Basel I. This ratio is a non-GAAP measure that was used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviewed this measure in evaluating the company's capital levels and has included this ratio in response to market participants' interest in the Tier 1 common equity to risk-weighted assets ratio. The Tier 1 common equity ratio under Basel I was replaced with the Common equity tier 1 capital ratio under Basel III, which became effective for City National on January 1, 2015.

2014
Second
(Dollars in thousands)	Quarter
Tier 1 capital	$ 2,191,557
Less: Preferred stock	(267,616)
Less: Trust preferred securities	(5,000)
Tier 1 common equity (A)	$ 1,918,941

Risk-weighted assets (B)	$ 21,922,982

Tier 1 common equity to risk-weighted assets (A)/(B)	8.75%
CONTACT: Financial/Investors:
         Christopher J. Carey, 310.888.6777
         Chris.Carey@cnb.com

         Media:
         Cary Walker, 213.673.7615
         Cary.Walker@cnb.com